                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             --------------------

                                  FORM 8-K/A

                                CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  OCTOBER 1, 1998


                              ------------------

                         FIRSTAMERICA AUTOMOTIVE, INC.
            (Exact name of registrant as specified in its charter)



   DELAWARE                                            2-297254-NY                       88-0206732
(State or other jurisdiction of                 (Commission File Number)              (I.R.S. Employer
incorporation or organization)                                                         Identification No.)


   601 BRANNAN STREET
    SAN FRANCISCO, CA                                            94107
(Address of principal executive offices)                      (Zip Code)


      Registrant's telephone number, including area code:  (415) 284-0444

        (Former name, former address and former fiscal year, if changed since last report)

                         FIRSTAMERICA AUTOMOTIVE, INC.
                                  FORM 8-K/A
                                     INDEX



Item                           Description                              Page
----                           -----------                              ----


Item 7.         Financial Statements and Exhibits                         2

                Signatures                                                3

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED.

     This amendment to the Form 8-K filed by FirstAmerica Automotive, Inc. (the "Company") on October 16, 1998 contains the financial statements of Vacation Motors, Inc. (DBA Concord Toyota) at page F-1.

(b)  PRO FORMA FINANCIAL INFORMATION.

     This amendment to the Company's Form 8-K filed on October 16, 1998 contains the unaudited pro forma financial statements required pursuant to Article 11 of Regulation S-X at page PF-1.

(c)  EXHIBITS

Exhibit Number                           Description
--------------                           -----------

 2.1(1)* Stock Purchase Agreement by and between the Company, Vacation Motors, Inc. and the Graybehl Family Trust dated July 17, 1998.

 2.2* First Amendment to Stock Purchase Agreement by and between the Company, Vacation Motors, Inc. and the Graybehl Family Trust dated as of October 1, 1998.

 2.3* Second Amendment to Stock Purchase Agreement by and between the Company, Vacation Motors, Inc. and the Graybehl Family Trust dated as of October 13, 1998.

--------------
 * Filed previously as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on October 16, 1998.

(1) Exhibits to the Stock Purchase Agreement not filed herewith are identified in the Stock Purchase Agreement. The Company will provide any omitted Exhibits to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 15, 1998            FIRSTAMERICA AUTOMOTIVE, INC.


                                    By:  /s/ Debra Smithart
                                         ------------------
                                         Debra Smithart
                                         Chief Financial Officer

                             VACATION MOTORS, INC.
                              DBA CONCORD TOYOTA
                         INDEPENDENT AUDITOR'S REPORT
                                      AND
                             FINANCIAL STATEMENTS

                                   CONTENTS



                                                    PAGE


INDEPENDENT AUDITOR'S REPORT                         F-2

FINANCIAL STATEMENTS

  Balance sheets                                     F-3

  Statements of operations and retained earnings     F-5

  Statements of cash flows                           F-6

  Notes to financial statements                      F-7

                         INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Vacation Motors, Inc.
DBA Concord Toyota
And
The Board of Directors
FirstAmerica Automotive, Inc.:

We have audited the accompanying balance sheets of Vacation Motors, Inc. (DBA Concord Toyota) as of September 30, 1998 and December 31, 1997 and the related statements of operations and retained earnings and cash flows for the nine months ended September 30, 1998 and years ended December 31, 1997 and 1996. These financial statements are the responsibility of FirstAmerica Automotive, Inc. and Vacation Motors, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vacation Motors, Inc. (DBA Concord Toyota) as of September 30, 1998 and December 31, 1997, and the results of its operations and retained earnings and its cash flows for the nine months ended September 30, 1998 and each of the two year periods ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

December 15, 1998

                             VACATION MOTORS, INC.
                              DBA CONCORD TOYOTA
                                BALANCE SHEETS
                                (IN THOUSANDS)




                                                    SEPTEMBER 30,   DECEMBER 31,
                                                        1998           1997
Assets                                              ------------    -----------

Receivable from affiliate (note 6)                       $1,250         $  297
Accounts receivable, net (note 2)                         1,288          1,050
Note receivable, related party (note 6)                       -            515
Inventories, net (note 3)                                 1,709          4,415
Deposits and prepaid expenses                                18             34
Prepaid costs-extended warranty service contracts           135            155
                                                         ------         ------

  Total current assets                                    4,400          6,466

Property and equipment, net (note 4)                        331            493

Other assets:
 Prepaid costs-extended warranty service contracts          221            321
 Other noncurrent assets (note 6)                             -            252
                                                        -------         ------
  Total assets                                           $4,952         $7,532
                                                        =======        =======

See accompanying notes to financial statements.

                             VACATION MOTORS, INC.
                              DBA CONCORD TOYOTA
                          BALANCE SHEETS (CONTINUED)
                                (IN THOUSANDS)




                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                   1998            1997
Liabilities and Stockholder's Equity                             ----------      ---------
Current liabilities:
 Accounts payable                                                 $  363         $  262
 Sales tax payable                                                   342            267
 Accrued liabilities                                                  56            169
 Note payable, related party (note 6)                                  -            400
 Floor plan notes payable (note 3)                                 2,226          3,990
 Deferred revenue-extended warranty service contracts                270            309
                                                                  ------         ------
  Total current liabilities                                        3,257          5,397

Long-term debt                                                        20              9
Deferred revenue--extended warranty service contracts                441            643
                                                                  ------         ------
  Total liabilities                                                3,718          6,049

Commitments (note 5)

Stockholder's equity:
 Common stock                                                         50             50
 Retained earnings                                                 1,184          1,433
                                                                  ------         ------
  Total stockholder's equity                                       1,234          1,483
                                                                  ------         ------
                                                                  $4,952         $7,532
                                                                  ======         ======

See accompanying notes to financial statements.

                             VACATION MOTORS, INC.
                              DBA CONCORD TOYOTA
                STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                (IN THOUSANDS)



                                     NINE MONTHS ENDED  YEARS ENDED DECEMBER 31,
                                        SEPTEMBER 30,   ------------------------
                                            1998           1997          1996
                                     -----------------  -----------  -----------

Sales:
 Vehicle                                   $43,744       $61,017      $61,410
 Service, parts and other                    6,789         8,858        7,027
                                           -------       -------      -------
     Total sales                            50,533        69,875       68,437
Cost of sales                               44,301        61,133       60,162
                                           -------       -------      -------
     Gross profit                            6,232         8,742        8,275

Operating expenses:
 Selling, general and administrative         5,052         6,521        5,767
 Depreciation and amortization                  87            96           90
                                           -------       -------      -------
     Operating income                        1,093         2,125        2,418

Other income (expense):
 Interest expense                             (307)         (228)        (257)
 Other, net                                    (35)          105           24
                                           -------       -------      -------
     Income before income taxes                751         2,002        2,185
Income tax expense                              10            30           32
                                           -------       -------      -------
     Net income                                741         1,972        2,153

Retained earnings, beginning of period       1,433         1,965        1,531
Distributions                                 (990)       (2,504)      (1,719)
                                           -------       -------      -------
Retained earnings, end of period           $ 1,184       $ 1,433      $ 1,965
                                           =======       =======      =======

See accompanying notes to financial statements.

                             VACATION MOTORS, INC.
                              DBA CONCORD TOYOTA
                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                                  YEARS ENDED DECEMBER 31,
                                                           NINE MONTHS ENDED     ---------------------------
                                                           SEPTEMBER 30, 1998        1997           1996
                                                           -------------------   -------------   -----------
Cash flows from operating activities:
Net income                                                       $   741         $ 1,972       $ 2,153
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                                       87              96            90
  Amortization of deferred warranty revenue                         (121)            (81)          (36)
  LIFO adjustment                                                    (28)           (183)         (553)
  Changes in operating assets and liabilities:
   Receivable from affiliate                                        (953)           (305)           18
   Accounts receivable                                              (238)            149          (195)
   Inventories                                                     2,924          (1,185)           25
   Note receivable-related party                                     515              80             -
   Deposits and prepaid expenses                                      16              95           (99)
   Other noncurrent assets                                             -               6           101
   Flooring notes payable                                         (1,764)          1,493            26
   Accounts payable and accrued liabilities                           63              89           (23)
                                                                 -------         -------       -------

    Net cash provided by operating activities                      1,242           2,226         1,507
                                                                 -------         -------       -------

Cash flows from investing activities:
Capital expenditures                                                (115)            (89)          (88)
                                                                 -------         -------       -------
    Net cash used in investing activities                           (115)            (89)          (88)
                                                                 -------         -------       -------
Cash flows from financing activities:
 Proceeds from long-term debt                                         11             100           300
 Payments on note payable-related party                             (400)             (8)            -
 Distributions to stockholder                                       (738)         (2,229)       (1,719)
                                                                 -------         -------       -------

    Net cash used in financing activities                         (1,127)         (2,137)       (1,419)
                                                                 -------         -------       -------
    Net increase (decrease) in cash                                    -               -             -

Cash at beginning of the period                                        -               -             -
                                                                 -------         -------       -------
Cash at end of the period                                        $     -         $     -       $     -
                                                                 =======         =======       =======

Supplemental disclosures of cash flow information:
Cash paid during the year for interest                           $   307         $   228       $   257
                                                                 =======         =======       =======
Cash paid during the year for taxes                              $    10         $    30       $    32
                                                                 =======         =======       =======

See accompanying notes to financial statements.

                             VACATION MOTORS, INC.
                              DBA CONCORD TOYOTA
                         NOTES TO FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  ORGANIZATION AND BUSINESS

     Vacation Motors, Inc. (DBA Concord Toyota) (the "Company"), an automobile dealership, offers a broad range of products and services including new Toyota vehicles as well as used vehicles, vehicle financing and insurance and replacement parts and service.

(b)  BASIS OF PREPARATION

     The accompanying financial statements reflect the historical financial position, results of operations and cash flows for Vacation Motors, Inc. The Company was subsequently sold to FirstAmerica Automotive, Inc.
     (note 8).

(c)  CASH CONCENTRATION ACCOUNT

     The Company's bank account is linked to an affiliate's concentration account. Cash balances (or deficits) at the end of each day are automatically transferred to (or from) the concentration account, so that at the end of any particular day, as well as at year-end, the Company's bank account has a zero balance.

(d)  INVENTORIES

     Inventories are stated at the lower of cost or market. New vehicle cost is determined by using the last-in, first-out ("LIFO") basis. Used vehicle cost is determined using the specific identification basis. Parts and accessories cost is determined using the first-in, first-out method, which approximates the lower of cost or market.

(e)  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Property and equipment are being depreciated on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. The range of estimated useful lives are as follows:

          Leasehold improvements              15 years
          Equipment                            5 to 7 years
          Company vehicles                     5 years
          Furniture and fixtures               5 to 7 years

     The cost of maintenance and repairs is expensed as incurred, while significant renewals and betterments are capitalized. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the account, and any gain or loss is credited or charged to income.

(f)  INCOME TAXES

     The Company elected S Corporation status for federal and state income tax reporting purposes. Federal income taxes on S Corporation income were payable by the individual stockholders rather than the corporation. California state income taxes for S Corporations are 1.5% of pretax income.

(g)  FINANCIAL INSTRUMENTS

     The carrying amount of trade receivables, trade payables, accrued liabilities and short-term borrowings approximate fair value because of the short-term nature of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(h)  ADVERTISING

     The Company expenses production and other costs of advertising as incurred. Advertising expenses were $805,000 for the nine month period ended September 30, 1998, and $782,000 and $791,000 for the years ended December 31, 1997 and 1996, respectively. Advertising expenses are included in selling, general and administrative expenses in the accompanying financial statements.

(i)  CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

(j)  USE OF ESTIMATES

     These financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(k)  REVENUE RECOGNITION

     Vehicle sales revenue is recognized upon delivery, when the sales contract is signed and down payment has been received. Notes received from buyers are generally sold to finance companies. Finance fees are received for notes sold to finance companies and are recognized, net of anticipated charge backs, upon acceptance of the credit by the finance companies. These fees are included in service, parts, and other revenues in the statements of operations. Parts and service revenues are recognized at the time of sale or service.

     The Company recognizes fees from the sale of separately priced extended warranty service contracts at the time of sale. For extended warranty service contracts where the Company is the primary obligor of the contract, the costs directly related to sales of the contracts are deferred and charged to expense proportionately as the revenues are recognized. Warranty service contract revenues are included in service, parts, and other revenues in the statements of operations.

(l)  MAJOR SUPPLIER AND DEALER AGREEMENT

     The Company purchases substantially all of its new vehicles and inventory from one manufacturer at the prevailing prices charged by the manufacturer. The Company's overall sales could be impacted by the manufacturer's inability or unwillingness to supply the dealership with an adequate supply of popular models.

(2)  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):



                                                           SEPTEMBER 30,   DECEMBER 31,
                                                               1998            1997
                                                           -------------   -------------

     Contracts in transit and vehicle receivables             $  871         $  580
     Trade                                                       198            220
     Manufacturer and other                                      219            284
                                                              ------         ------
          Total accounts receivable                            1,288          1,084
     Less allowance for doubtful accounts                          -            (34)
                                                              ------         ------
          Accounts receivable, net                            $1,288         $1,050
                                                              ======         ======

     Contracts in transit receivables are due from financial institutions and regional banks for funding of customer vehicle purchases and are normally collected within 30 days. Trade receivables primarily consist of commercial receivables for parts sales and finance receivables from financial institutions for financing commissions. Manufacturer and other receivables consist of amounts due from manufacturers for rebates on vehicle purchases (holdbacks), manufacturer incentives and reimbursable warranty coverage expenses.

(3)  INVENTORIES AND FLOOR PLAN NOTES PAYABLE

     Inventories and related floor plan notes payable were as follows (in thousands):


                                           INVENTORY COST             FLOOR PLAN NOTES PAYABLE
                                  -----------------------------     ------------------------------
                                   SEPTEMBER 30,   DECEMBER 31,       SEPTEMBER 30,   DECEMBER 31,
                                     1998            1997                1998           1997
                                  --------------- -------------     ---------------- -------------
     New vehicles                   $ 2,147         $ 4,039              $2,226          $3,990
     Used vehicles                      767           1,597                  --              --
     Parts and accessories              274             286                  --              --
     LIFO Reserve                    (1,479)         (1,507)                 --              --
                                    -------         -------              ------          ------
     Inventories, net               $ 1,709         $ 4,415              $2,226          $3,990
                                    =======         =======              ======          ======

     Inventory floor plan notes payable consist of notes to a financing institution that bear interest at prime plus 1.125% and are secured by new vehicles and vehicle receivables. The floor plan agreement permits the Company to borrow up to $5.5 million; borrowings are limited by new vehicle inventory levels.

     LIFO adjustments were $28,000 for the nine months ended September 30, 1998 and $183,000 and $553,000 for the years ended December 31, 1997 and 1996, respectively, and are included in cost of sales in the accompanying statements of operations.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                                      1998            1997
                                                                                 -------------- --------------

     Leasehold improvements                                                         $  607          $  607
     Equipment                                                                         350             331
     Company vehicles                                                                   81             271
     Furniture and fixtures                                                            253             157
                                                                                    ------          ------
                                                                                     1,291           1,366
     Less accumulated depreciation                                                    (960)           (873)
                                                                                    ------          ------
     Property and equipment, net                                                    $  331          $  493
                                                                                    ======          ======

(5)  COMMITMENTS

     The minimum rental commitments under operating leases which have terms greater than one year after December 31, 1998 are as follows (in thousands):

             Three months ending December 31, 1998             $ 34
             Year ending December 31, 1999                      137
                                      2000                      144
                                      2001                      144
                                      2002                      144
                                      2003                      144
                                   Thereafter                    96
                                                               ----
                                                               $843
                                                               ====

     Amounts paid under operating leases were $101,000 for the nine months ended September 30, 1998, and $134,000 and $134,000 for the years ended December 31, 1997 and 1996, respectively.

(6)  RELATED PARTY TRANSACTIONS

     TRANSACTIONS WITH RELATED PARTIES

     In 1998, the Company transferred investment property with a book value of $252,000 to the sole stockholder of the Company. The transaction was treated as a non-cash distribution and is included in other noncurrent assets in the accompanying financial statements.

     In 1997, the Company transferred $275,000, the cash surrender value of a life insurance policy to the sole stockholder of the Company. The transaction was treated as a non-cash distribution and is included in other noncurrent assets in the accompanying financial statements.

     Included in vehicle sales for the year ended December 31, 1996 are sales totaling $618,000 made to a relative of the sole stockholder. The sales resulted in a gross profit of $6,000.

     RECEIVABLE FROM AFFILIATE

     Cash is managed by an affiliate of the Company. The receivable from this affiliate was $1,250,000 at September 30, 1998 and $297,000 at December 31, 1997. (See note 1.)

     NOTE RECEIVABLE AND NOTE PAYABLE WITH RELATED PARTIES

     Note receivable and note payable with related parties consisted of the following (in thousands):


                                                  SEPTEMBER 30,   DECEMBER 31,
                                                     1998            1997
                                                  -------------   ------------
     Note receivable from stockholder                $  -              $515
                                                     ====              ====
     Note payable to related party                   $  -              $400
                                                     ====              ====

     The note payable to related party is payable on demand, bears interest at prime plus 1.125% and is unsecured. Interest is paid monthly.

(7)  EMPLOYEE BENEFITS

     The Company provides a 401(k) Plan and Trust Agreement (the Plan) that covers substantially all employees of the Company. The amount of the Company's annual contribution to the Plan is at the discretion of the Board of Directors. Contributions to the Plan were $21,000 for the nine month period ended September 30, 1998, and $33,000 and $28,000 for the years ended December 31, 1997 and 1996, respectively.

     As of September 30, 1998, approximately 35% of the Company's employees were represented by a union.

(8)  SUBSEQUENT EVENTS

     In October 1998, all of the outstanding capital stock of the Company was acquired by FirstAmerica Automotive, Inc. No adjustments related to the acquisition are reflected in the accompanying historical financial statements.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


The accompanying unaudited pro forma consolidated financial data of FirstAmerica Automotive, Inc. (the "Company") and Vacation Motors, Inc. (DBA Concord Toyota) present the effect of the Company's acquisition of Vacation Motors, Inc. as if such acquisition had occurred at the beginning of the respective periods presented.

The following unaudited pro forma consolidated balance sheet as of September 30, 1998 reflects the historical accounts of the Company as of that date as adjusted to give effect to the acquisition of Vacation Motors, Inc. as if such acquisition had occurred on September 30, 1998.

The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 consists of the Company's unaudited consolidated statement of operations and the audited Vacation Motors, Inc. statement of operations, each for the nine months ended September 30, 1998, together with unaudited pro forma adjustments that are necessary to present fairly the unaudited pro forma results of operations of both entities as if such acquisition had occurred on the first day of the period presented.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 consists of the Company's audited consolidated statement of operations for the year ended December 31, 1997 plus the Vacation Motors, Inc. audited statement of operations for the year ended December 31, 1997, together with unaudited pro forma adjustments that are necessary to present fairly the unaudited pro forma consolidated results of operations of both entities as if the acquisition had occurred on the first day of the period presented. Such unaudited pro forma adjustments are based on the terms and structure of the transaction, and include operating adjustments such as incremental floor plan and Senior Notes payable and related interest expense, incremental intangible asset and goodwill amortization, and the net income tax effect of such adjustments.

The following unaudited pro forma financial data may not be indicative of the results of operations that would have actually occurred had the transaction been in effect as of the beginning of the respective periods, nor do they purport to indicate the Company's future results of operations. This information and accompanying notes should be read in conjunction with the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 14, 1998, its Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 filed on November 16, 1998 and the Vacation Motors, Inc. financial statements included elsewhere in this report on Form 8-K/A.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1998
                                (IN THOUSANDS)

                                                                                VACATION
                                                             FIRSTAMERICA        MOTORS,        PRO FORMA
Assets                                                      AUTOMOTIVE, INC.      INC.         ADJUSTMENTS      PRO FORMA
                                                            ----------------     --------      -----------      ---------

Cash and cash equivalents                                     $    598           $    -      $     -            $    598
Accounts receivable, related party                                   -            1,250         (600) (c)            650
Accounts receivable, net                                        29,664            1,288            -              30,952
Inventories, net                                                76,475            1,709        1,479  (d)         79,663
Prepaid costs-extended warranty service contracts                  862              135         (135) (a)            862
Deferred income taxes                                              676                -            -                 676
Deposits, prepaid expenses and other assets                      3,521               18            -               3,539
                                                              --------           ------      -------            --------
      Total current assets                                     111,796            4,400          744             116,940

Property and equipment, net                                     10,531              331            -              10,862

Other assets:
   Prepaid costs-extended warranty service contracts             1,005              221         (221) (a)          1,005
   Loan origination and other costs, net                         3,152                -            -               3,152
   Other noncurrent assets                                       3,001                -          710  (b)          3,711
   Goodwill, net                                                20,182                -        9,000  (b)         29,182
                                                              --------           ------      -------            --------
      Total assets                                            $149,667           $4,952      $10,233            $164,852
                                                              ========           ======      =======            ========

See accompanying notes to unaudited pro forma consolidated financial data.

            UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (CON'T)
                           AS OF SEPTEMBER 30, 1998
                       (IN THOUSANDS EXCEPT SHARE DATA)



                                                                  FIRSTAMERICA      VACATION        PRO FORMA
Liabilities and Stockholders' Equity                             AUTOMOTIVE, INC.  MOTORS, INC.    ADJUSTMENTS      PRO FORMA
                                                                 ----------------  --------------  -----------      ---------
Current liabilities:
  Accounts payable                                                     $  7,521      $   363       $     -            $  7,884
  Accrued liabilities                                                    12,486          398             -              12,884
  Floor plan notes payable                                               66,105        2,226             -              68,331
  Secured lines of credit                                                16,400            -             -              16,400
  Other notes payable                                                     6,994            -             -               6,994
  Deferred revenue-extended warranty service contracts                    2,080          270          (270) (a)          2,080
                                                                       --------      -------       -------            --------
        Total current liabilities                                       111,586        3,257          (270)            114,573

Long-term liabilities:
  Senior notes, net                                                      22,090            -        11,000  (c)         33,090
  Long-term debt                                                              -           20             -                  20
  Deferred income taxes                                                     327            -             -                 327
  Deferred revenue- extended warranty service contracts                   2,451          441          (263) (a)          2,629
                                                                       --------      -------       -------            --------
        Total liabilities                                               136,454        3,718        10,467             150,639

Commitments and contingencies

8% cumulative redeemable preferred stock, $0.00001
  par value; 3,500 shares issued and outstanding                          3,026            -             -               3,026

Redeemable preferred stock, $0.00001 par value; 500
  shares issued and outstanding                                             522            -             -                 522

Stockholders' Equity
  Common stock                                                                -           50           (50) (a)              -
  Common stock, $0.00001 par value:
     Class A, 30,000,000 shares authorized, 11,179,029
        shares issued and outstanding                                         -            -             -                   -
     Class B, 5,000,000 shares authorized, 3,532,000
        shares issued and outstanding                                         -            -             -                   -
     Class C, 30,000,000 shares authorized, 0 issued and outstanding          -            -             -                   -
  Additional paid-in capital                                              6,544            -         1,000 (c)           7,544
Retained earnings                                                         3,121        1,184        (1,184)(a)           3,121
                                                                       --------      -------       -------            --------
        Total stockholders' equity                                        9,665        1,234          (234)             10,665
                                                                       --------      -------       -------            --------
                                                                       $149,667      $ 4,952       $10,233            $164,852
                                                                       ========      =======       =======            ========

See accompanying notes to unaudited pro forma consolidated financial data.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                        FIRSTAMERICA     VACATION     PRO FORMA
                                                                      AUTOMOTIVE, INC.  MOTORS, INC. ADJUSTMENTS    PRO FORMA
                                                                      ----------------  ------------ -----------   ----------
Sales:
 Vehicle                                                                    $483,586      $43,744    $     -        $527,330
 Service, parts and other                                                     83,568        6,789          -          90,357
                                                                            --------      -------    -------        --------

  Total sales                                                                567,154       50,533          -         617,687

Cost of sales                                                                480,086       44,301         28  (d)    524,415
                                                                            --------      -------    -------        --------
Gross profit                                                                  87,068        6,232        (28)         93,272
Operating expenses:
 Selling, general and administrative                                          71,926        5,052          -          76,978
 Depreciation and amortization                                                 1,666           87        259  (e)      2,012
                                                                            --------      -------    -------        --------
  Operating income                                                            13,476        1,093       (287)         14,282

Other expense:
 Interest expense, floor plan                                                 (4,172)        (307)       102  (f)     (4,377)
 Interest expense, other                                                      (3,300)           -     (1,188) (g)     (4,488)
 Other expense, net                                                                           (35)                       (35)
                                                                            --------      -------    -------        --------
  Income before income taxes                                                   6,004          751     (1,373)          5,382

Income tax expense                                                             2,582           10       (277) (h)      2,315
                                                                            --------      -------    -------        --------
  Net income                                                                $  3,422      $   741    $(1,096)       $  3,067
                                                                            ========      =======    =======        ========

  Basic earnings per share (i)                                              $   0.22                                $   0.19

  Weighted average shares outstanding (i)                                     14,215                                  14,715

  Diluted earnings per share (i)                                            $   0.21                                $   0.18

  Weighted average shares outstanding (i)                                     14,683                                  15,213

See accompanying notes to unaudited pro forma consolidated financial data.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    FIRSTAMERICA        VACATION         PRO FORMA
                                                  AUTOMOTIVE, INC.    MOTORS, INC.      ADJUSTMENTS     PRO FORMA
                                                  -----------------   -------------   ---------------   ----------
Sales:
    Vehicle                                               $401,896         $61,017    $     -            $462,913
    Service, parts and other                                72,152           8,858          -              81,010
                                                          --------         -------    -------            --------
       Total sales                                         474,048          69,875          -             543,923
Cost of sales                                              407,074          61,133        183 (d)         468,390
                                                          --------         -------    -------            --------
Gross profit                                                66,974           8,742       (183)             75,533
Operating expenses:
    Selling, general and administrative                     58,761           6,521          -              65,282
    Combination and related expenses                         2,268               -          -               2,268
    Depreciation and amortization                              873              96        345 (e)           1,314
                                                          --------         -------    -------            --------
       Operating income                                      5,072           2,125       (528)              6,669

Other income (expense):
    Interest expense, floor plan                            (3,669)           (228)        76 (f)          (3,821)
    Interest expense, other                                 (1,671)              -     (1,584)(g)          (3,255)
    Other income, net                                          778             105          -                 883
                                                          --------         -------    -------            --------
       Income before income taxes                              510           2,002     (2,036)                476

Income tax expense                                             446              30        (45)(h)             431
                                                          --------         -------    -------            --------
       Net income                                         $     64         $ 1,972    $(1,991)           $     45
                                                          ========         =======    =======            ========

       Basic and diluted loss per share (i)               $  (0.01)                                      $  (0.01)

       Weighted average shares outstanding (i)              10,915                                         11,415


See accompanying notes to unaudited pro forma consolidated financial data.

           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


(a) Assets and liabilities not acquired by the Company are eliminated from the unaudited pro forma consolidated financial statements.

(b) The purchase price of $12.6 million was allocated to the assets acquired net of liabilities assumed based on their relative fair values, which resulted in an allocation to goodwill of $9.0 million. Other noncurrent assets were increased to reflect the fair market value of favorable lease terms on an operating lease agreement that expires in August 2004.

(c) The Company funded $12.0 million of the purchase price through cash proceeds from the issuance of $12.0 million in 12.375% Senior Notes and 500,000 shares of Class B Common Stock to Trust Company of the West, a financial company with which the Company has an existing lending agreement. The Senior Notes were issued at a discount of $1.0 million and the Common Stock was issued at $2.00 per share. The Senior Notes are due June 30, 2005. The remainder of the $0.6 million purchase price was funded by the Company's working capital.

(d) Reflects the change in accounting for inventories from Vacation Motors, Inc.'s last-in, first-out method to the Company's specific identification method. The adjustment in the reserve totaled $28,000 for the nine months ended September 30, 1998 and $183,000 for the year ended December 31, 1997.

(e) Reflects the incremental goodwill amortization expense using a 40-year estimated useful life, which totals $169,000 and $225,000 for the nine months ended September 30, 1998 and twelve months ended December 31, 1997, respectively. Also includes amortization of the increased fair value of the operating lease assumed as part of the acquisition, which totals $90,000 and $120,000 for the nine months ended September 30, 1998 and year ended December 31, 1997, respectively.

(f) Represents the incremental decrease in floor plan interest expense from substituting Vacation Motors, Inc.'s floor plan obligation with the Company's corporate contractual master floor plan agreement with General Electric Credit Corporation. The average interest rate under the Company's master agreement is prime plus 0.75%, compared to prime plus 1.125% for Vacation Motors, Inc.

(g) Reflects the incremental interest expense incurred on the Senior Notes payable issued to acquire Vacation Motors, Inc. (see note c above.)


(h) Vacation Motors, Inc. was not subject to federal income taxes because of its S Corporation tax status for the periods presented. Upon completion of the acquisition, this dealership will be subject to federal and state income tax as a C Corporation. This adjustment reflects the resulting increase in the federal and state income tax provision as if this dealership had been taxable at the combined statutory income tax rate of approximately 43% in 1998 and 91% in 1997.

(i) Pro forma basic and diluted net income per share and the related weighted average shares outstanding for the nine months ended September 30, 1998 have been adjusted to reflect the effect of the issuance of 500,000 shares of Class B Common Stock, 100,000 stock options, and a warrant to acquire 50,000 shares of Class A Common Stock in connection with the acquisition and financing of the acquisition of Vacation Motors, Inc. For purposes of calculating basic earnings per share for the nine months ended September 30, 1998 and the year ended December 31, 1997, net income of $3,067,000 and $45,000 is reduced by cumulative redeemable preference dividends of $210,000 and $128,000, redeemable preferred stock liquidation preference accretion of $50,000 and $40,000, and cumulative redeemable preferred stock and redeemable preferred stock discount amortization of $60,000 and $45,000, respectively. This net income available to common stockholders of $2.7 million and $(0.2) million is then divided by the weighted average shares outstanding. The diluted earnings per share for the year ended December 31, 1997 does not include dilutive securities, such as options and warrants, as their inclusion would be anti-dilutive.